Exhibit 99.2

Company Contacts:
Randy C. Martin	Steven G. Ploeger
President and	Executive Vice President
Chief Executive Officer	Custom Sheet and Rollstock
(314) 721-4242	(314) 721-4242
For Immediate Release
Thursday, September 6, 2007
SPARTECH CORPORATION ANNOUNCES AGREEMENT
TO PURCHASE PACKAGING BUSINESS
     St. Louis, Missouri, September 6, 2007 — Spartech Corporation (NYSE:SEH) announced today that it has entered into an agreement to acquire the stock of Creative Forming. Inc. (Creative), a custom manufacturer of plastic packaging with approximately $48 million in annual sales. Creative designs and produces value-added packaging solutions primarily for the food, consumer product, produce, and medical/pharmaceutical markets from its 160,000 square foot facility in Ripon, Wisconsin.
     Spartech’s interim President and Chief Executive Officer, Randy C. Martin stated, “Creative has demonstrated the ability to achieve strong growth and profitability performance while developing key relationships with customers to provide comprehensive design and engineering capabilities. Creative provides key technologies to the packaging market and a strong management team to complement Spartech’s resources serving this growth market. The Creative acquisition provides the catalyst to focus several of our operations on developing new business and increasing our services to the packaging market. Over the past eight years, we have successfully developed our packaging capabilities in food and consumer containers. Through the development of multi-layer barrier and shelf-stable packaging we have consistently grown our sales in this market and enhanced the value-added packaging solutions we offer our customers. The Ripon facility will combine efforts with five existing Spartech facilities to form a packaging technologies business that reports to David Gorenc, Spartech Packaging Technologies Vice President.”
     Mr. Martin continued, “These operations will combine the breadth of material capabilities of Spartech with the design capabilities of Creative. These combined strengths will: (i) structure the management and operating resources on focused growth potential in our respective Spartech Packaging Technologies’ and Spartech Custom Sheet businesses, (ii) expand our collective efforts on design, marketing, and industry presence in the growing packaging market, and (iii) enhance the development of new capabilities and further expansion of centers of excellence serving our customers. These benefits will offer new opportunities for us to add value to Spartech and Creative Forming customers and we expect the acquisition to be accretive for shareholders in the first year.”
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Spartech Announces Agreement to Purchase Packaging Business
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     Mr. Martin added, “The cash price for this acquisition is approximately $61.0 million plus changes in working capital. The acquisition will be financed from our bank credit facility and operating cash flows and is expected to close on September 14, 2007.”
     Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.5 billion, annually. Spartech provided updated guidance in a separate release dated today and is scheduled to release its third quarter results and conduct a conference call on September 13, 2007.
Safe Harbor For Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service, (c) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (d) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (f) our inability to manage or pass through an adequate level and timeliness of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (g) our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (m) possible weaknesses in internal controls; and (n) our ability to successfully complete the implementation of a new enterprise resource planning computer system. We assume no duty to update our forward-looking statements, except as required by law.